Use these links to rapidly review the document
TABLE OF CONTENTS Prospectus Supplement

        Filed pursuant to Rule 424(b)(2). Based upon the registration of $250 million of First Mortgage Bonds to be offered by means of this prospectus supplement and the accompanying prospectus under the registration statement filed March 28, 2012, a filing fee of $32,200 has been calculated in accordance with Rule 457(r). This fee has been transmitted to the SEC. This paragraph shall be deemed to update the "Calculation of Registration Fee" table in the registration statement referred to in the second sentence above.

 Filed Pursuant to Rule 424(b)(2)
File Number 333-180410-01

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 28, 2012)

$250,000,000

Louisville Gas and Electric Company

4.65% First Mortgage Bonds due 2043

        Louisville Gas and Electric Company is offering its First Mortgage Bonds, 4.65% Series due 2043. Interest on the Bonds will be payable on May 15 and November 15 of each year, commencing May 15, 2014, and at maturity, as further described in this prospectus supplement. The Bonds will mature on November 15, 2043 unless redeemed on an earlier date. We may, at our option, redeem the Bonds, in whole at any time or in part from time to time, as described herein. See "Description of the Bonds—Redemption."

        The Bonds will be our senior secured indebtedness and will rank equally with all of our other outstanding senior secured indebtedness from time to time outstanding under our 2010 mortgage indenture. See "Description of the Bonds—Security; Lien of the Mortgage" herein.

        Investing in the Bonds involves certain risks. See "Risk Factors" on page S-5 of this prospectus supplement, on page 4 of the accompanying prospectus and beginning on page 22 of our Annual Report on Form 10-K for the year ended December 31, 2012.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds, Before Expenses, to Us(1)
Per Bond	99.280%	0.875%	98.405%
Total	$248,200,000	$2,187,500	$246,012,500

(1)
Plus accrued interest, if any, from November 14, 2013.

        The underwriters expect to deliver the Bonds to the purchasers in book-entry form through the facilities of The Depository Trust Company on or about November 14, 2013.

        Joint Book-Running Managers

Citigroup	RBS	SunTrust Robinson Humphrey	US Bancorp

Co-Managers

BBVA	BNY Mellon Capital Markets, LLC	Mizuho Securities	PNC Capital Markets LLC

The date of this prospectus supplement is November 6, 2013.

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you is accurate only as of the respective date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

        As used in this prospectus supplement and the accompanying prospectus, the terms "we," "our" and "us" refer to Louisville Gas and Electric Company.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is part of a registration statement that Louisville Gas and Electric Company ("LG&E" or the "Company") has filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we are offering to sell the Bonds using this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein and herein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the Bonds. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

        Certain affiliates of LG&E, including PPL Corporation, LG&E and KU Energy LLC, Kentucky Utilities Company and other subsidiaries of PPL Corporation, have also registered their securities on the "shelf" registration statement referred to above. However, the Bonds are solely obligations of LG&E, and not of PPL Corporation or any of PPL Corporation's other subsidiaries or of any other affiliate of LG&E. None of PPL Corporation or any of LG&E's other affiliates will guarantee or provide any credit support for the Bonds.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        LG&E files reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        LG&E's Internet Web site is http://www.lge-ku.com/lge/. Our ultimate parent, PPL Corporation, maintains an Internet Web site at www.pplweb.com. On the Investor Center page of that Web site, PPL Corporation provides access to SEC filings of LG&E free of charge, as soon as reasonably practicable after filing with the SEC. Neither the information at LG&E's Web site nor the information at PPL Corporation's Web site is incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement. LG&E's filings are also available at the SEC's Web site (www.sec.gov).

        In addition, reports and other information concerning LG&E can be inspected at its offices at 220 West Main Street, Louisville, Kentucky 40202.

Incorporation by Reference

        LG&E will "incorporate by reference" information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information.

This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about LG&E.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2012
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2013, June 30, 2013 and September 30, 2013
Current Report on Form 8-K	Filed on October 3, 2013

        Additional documents that LG&E files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between the date of this prospectus supplement and the termination of the offering of the Bonds are also incorporated herein by reference.

        LG&E will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning LG&E at:

Louisville Gas and Electric Company
220 West Main Street
Louisville, Kentucky 40202
Attention: Treasurer
Telephone: (502) 627-2000

SUMMARY

        The following summary contains information about the offering by LG&E of its Bonds described below. It does not contain all of the information that may be important to you in making a decision to purchase the Bonds. For a more complete understanding of LG&E and the offering of the Bonds, we urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein carefully including the "Risk Factors" sections and our financial statements and the notes to those statements.

The Issuer	Louisville Gas and Electric Company
Securities Offered	$250,000,000 aggregate principal amount of LG&E's First Mortgage Bonds, 4.65% Series due 2043 ("Bonds")
Stated Maturity Date	November 15, 2043
Interest Payment Dates	Interest on the Bonds will be payable on May 15 and November 15 of each year, commencing on May 15, 2014 and at maturity, or upon earlier redemption.
Interest Rate	4.65% per annum
Redemption
The Bonds may be redeemed at our option, in whole at any time or in part from time to time, at the redemption prices set forth in this prospectus supplement. The Bonds will not be entitled to the benefit of any sinking fund or other mandatory redemption and will not be repayable at the option of the Holder of a Bond prior to the Stated Maturity Date. See "Description of the Bonds—Redemption."
Ranking
The Bonds will be our senior secured indebtedness and will rank equally in right of payment with our existing and future first mortgage bonds issued under our Mortgage. See "Description of the Bonds—General" and "Description of the Bonds—Security; Lien of the Mortgage."
Security
The Bonds will be secured, equally and ratably, by the lien of the Mortgage, which constitutes a first mortgage lien on substantially all of our real and tangible personal property located in Kentucky and used in the generation, transmission and distribution of electricity and the storage, transportation and distribution of natural gas, other than property duly released from the lien of the Mortgage in accordance with the provisions thereof and certain other excepted property, and subject to certain Permitted Liens, as described under "Description of the Bonds—Security; Lien of the Mortgage."
Listing	We do not intend to list the Bonds on any securities exchange.
Form and Denomination
The Bonds will be initially issued in the form of one or more global securities, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, and deposited with the Trustee (as hereinafter defined) on behalf of The Depository Trust Company ("DTC"), as depositary, and registered in the name of DTC or its nominee. See "Description of the Bonds—General" and "Description of the Bonds—Book-Entry Only Issuance—The Depository Trust Company."

Use of Proceeds	We intend to use the net proceeds of this offering for the repayment of short-term debt obligations, including commercial paper borrowings, which as of September 30, 2013 had an average interest rate of approximately 0.28% and maturities under 30 days, for capital expenditures and for other general corporate purposes. See "Use of Proceeds."
Reopening of the Series
We may, without the consent of the Holders of the Bonds, increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms as the Bonds, other than the date of initial issuance, the price to public, and, in some circumstances, the initial interest accrual date and the initial interest payment date. Any such additional bonds may, together with the Bonds, constitute a single series of securities under the Mortgage. See "Description of the Bonds—General."
Governing Law
The Bonds and the Mortgage are governed by the laws of the State of New York, except to the extent the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") is applicable and except where otherwise required by law. The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Kentucky law.

RISK FACTORS

        Before making a decision to invest in the Bonds, you should carefully consider the risk factors described below, the risk factors described on page 4 of the accompanying prospectus, and the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, beginning on page 22, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Bonds

         An active trading market for the Bonds may not develop.

        The Bonds are new securities and we do not intend to apply for listing of the Bonds on any securities exchange. We cannot assure that an active trading market for the Bonds will develop. There can be no assurances as to the liquidity of any market that may develop for the Bonds, the ability of Holders to sell their Bonds or the price at which the Holders will be able to sell their Bonds. Future trading prices of the Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

USE OF PROCEEDS

        We intend to use the net proceeds of this offering for the repayment of short-term debt, including commercial paper borrowings, which as of September 30, 2013 had an average interest rate of approximately 0.28% and maturities under 30 days, for capital expenditures and for other general corporate purposes.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of September 30, 2013 on an actual basis, and on an as adjusted basis to give effect to the issuance of the Bonds in this offering and the use of proceeds of this offering for the repayment of short-term debt. This table should be read in conjunction with our consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2013
	Actual	As Adjusted
	(In millions)
Short-term debt	72	0

Capitalization
Long-term debt	1,112	1,112
Bonds offered hereby	—	250

Total long-term debt	1,112	1,362

Total stockholder's equity	1,919	1,919

Total capitalization	$3,031	$3,281

 DESCRIPTION OF THE BONDS

        The following summary description sets forth certain terms and provisions of the Bonds that we are offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Bonds or the Mortgage (as defined below) under which the Bonds will be issued, as described below. The Mortgage is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The Mortgage and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Bonds and the Mortgage, including definitions of certain terms used in the Mortgage. We also include references in parentheses to certain sections of the Mortgage. Whenever we refer to particular sections or defined terms of the Mortgage in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Mortgage has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Bonds.

General

        We will issue the Bonds as a series of debt securities under our indenture, dated as of October 1, 2010 (as such indenture has been and may be amended and supplemented from time to time, the "Mortgage"), with The Bank of New York Mellon, as trustee (the "Trustee"). The Mortgage does not effectively limit the aggregate principal amount of bonds or other debt securities that may be issued thereunder, subject to meeting certain conditions to issuance, including those described below under "Issuance of Additional Mortgage Securities." The Bonds and all other debt securities issued previously or hereafter issued under the Mortgage are collectively referred to herein as "Mortgage Securities." The Mortgage constitutes a first mortgage lien, subject to Permitted Liens and exceptions and exclusions as described below, on substantially all of our real and tangible personal property located in Kentucky and used or to be used in connection with the generation, transmission and distribution of electricity and the storage, transportation and distribution of natural gas. (See "—Security; Lien of the Mortgage" below.) As of the date of this prospectus supplement, approximately $1.109 billion of first mortgage bonds are issued and outstanding under the Mortgage, including $574 million which have been pledged to secure pollution control revenue bonds issued by various counties in Kentucky on our behalf.

        The Bonds will be issued in fully registered form only, without coupons. The Bonds will be initially represented by one or more fully registered global securities (the "Global Securities") deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), as depositary, and registered in the name of DTC or DTC's nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under "—Book-Entry Only Issuance—The Depository Trust Company." The authorized denominations of the Bonds will be $2,000 and integral multiples of $1,000 in excess thereof. Except in limited circumstances described below, the Bonds will not be exchangeable for Bonds in definitive certificated form.

        The Bonds are initially being offered in one series in the principal amount of $250,000,000. We may, without the consent of the Holders of the Bonds, increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms (other than the date of initial issuance, the price to public and, in some circumstances, the initial interest accrual date and initial interest payment date) as the Bonds, but we will not reopen a series unless the additional bonds are fungible with the previously issued bonds for U.S. federal income tax purposes or such additional bonds are issued with a separate CUSIP number. Any such additional bonds would, together with the Bonds, constitute a single series of securities under the Mortgage and may be treated as a single class for all purposes under the Mortgage, including, without limitation, voting waivers and amendments.

Maturity; Interest

        The Bonds will mature on November 15, 2043 (the "Stated Maturity Date") and will bear interest from the date of issuance at a rate of 4.65% per annum. Interest will be payable on the Bonds on May 15 and November 15 of each year (each, an "Interest Payment Date"), commencing on May 15, 2014, and at maturity (whether at the Stated Maturity Date, upon redemption or acceleration, or otherwise, "Maturity"). Subject to certain exceptions, the Mortgage provides for the payment of interest on an Interest Payment Date only to persons in whose names the Bonds are registered at the close of business on the Regular Record Date, which will be the May 1 and November 1 (whether or not a Business Day), as the case may be, immediately preceding the applicable Interest Payment Date; except that interest payable at Maturity will be paid to the person to whom principal is paid.

        Interest on the Bonds will be calculated on the basis of a 360-day year of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of the actual number of days elapsed during the period.

Payment

        So long as the Bonds are registered in the name of DTC, as depositary for the Bonds as described herein under "—Book-Entry Only Issuance—The Depository Trust Company" or DTC's nominee, payments on the Bonds will be made as described therein.

        If we default in paying interest on a Bond, we will pay such defaulted interest either

  •
  to Holders as of a special record date between 10 and 15 days before the proposed payment; or

  •
  in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Bonds may be listed for trading. (See Section 307.)

        We will pay principal of and interest and premium, if any, on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of The Bank of New York Mellon in New York, New York, as our Paying Agent. In our discretion, we may change the place of payment on the Bonds, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 702.)

        If any Interest Payment Date, Redemption Date or Maturity of a Bond falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or Maturity, as the case may be, to the date of such payment on the next succeeding Business Day.

        "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in The City of New York, New York, or other city in which a paying agent for such Bond is located, are generally authorized or required by law, regulation or executive order to remain closed. (See Section 116.)

Form; Transfers; Exchanges

        So long as the Bonds are registered in the name of DTC, as depositary for the Bonds as described herein under "—Book-Entry Only Issuance—The Depository Trust Company" or DTC's nominee, transfers and exchanges of beneficial interest in the Bonds will be made as described therein. In the event that the book-entry only system is discontinued, and the Bonds are issued in certificated form, you may exchange or transfer Bonds at the corporate trust office of the Trustee.

        You may have your Bonds divided into Bonds of smaller denominations (of at least $2,000 and any larger amount that is an integral multiple of $1,000) or combined into Bonds of larger denominations, as long as the total principal amount is not changed. (See Section 305.)

        There will be no service charge for any transfer or exchange of the Bonds, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) Bonds during a period of 15 days prior to giving any notice of redemption or (2) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part. (See Section 305.)

        The Trustee acts as our agent for registering Bonds in the names of Holders and transferring the Bonds. We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered Holders is called the "Security Registrar." It will also perform transfers. In our discretion, we may change the place for registration of transfer of the Bonds and may designate a different entity as the Security Registrar, including us or one of our affiliates. (See Sections 305 and 702.)

Redemption

        We may, at our option, redeem the Bonds, in whole at any time or in part from time to time. If we redeem the Bonds before May 15, 2043 (the date that is six months prior to the Stated Maturity Date), the Bonds will be redeemed by us at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Bonds to be so redeemed; and

  •
  as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 15 basis points;

plus, in either case, accrued and unpaid interest on the principal amount of Bonds to be so redeemed to the Redemption Date.

        If we redeem the Bonds on or after May 15, 2043, the Bonds will be redeemed by us at a redemption price equal to 100% of the principal amount of the Bonds to be so redeemed, plus accrued and unpaid interest on the principal amount of the Bonds to be so redeemed to the Redemption Date.

        "Adjusted Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Bonds to be redeemed to the Stated Maturity Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds being redeemed.

        "Comparable Treasury Price" means, with respect to any Redemption Date:

  •
  the average of five Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations; or

  •
  if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all of those quotations received.

        "Quotation Agent" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means:

  •
  each of Citigroup Global Markets Inc. and RBS Securities Inc. (or their respective affiliates that are Primary Treasury Dealers, as defined below), a Primary Treasury Dealer selected by SunTrust Robinson Humphrey, Inc. and a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc., or their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in the United States (a "Primary Treasury Dealer"), in which case we will substitute another Primary Treasury Dealer; and

  •
  any other Primary Treasury Dealer selected by us (after consultation with the Quotation Agent).

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount), as provided to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

        The Bonds will not be subject to a sinking fund or other mandatory redemption provisions and will not be repayable at the option of the Holder prior to the Stated Maturity Date.

        The Bonds will be redeemable upon notice of redemption to each holder of Bonds to be redeemed by mail between 30 days and 60 days prior to the Redemption Date.

        If less than all of the Bonds are to be redeemed, the Trustee will select the Bonds or portions thereof to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection that it deems fair and appropriate. (See Sections 503 and 504.)

        We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Bonds. (See Section 504.)

        Bonds called for redemption will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the Bond for redemption. (See Section 505.) If only part of a Bond is redeemed, the Trustee will deliver to you a new Bond of the same series for the remaining portion without charge. (See Section 506.)

Security; Lien of the Mortgage

  General

        Except as described below under this heading and under "—Issuance of Additional Mortgage Securities," and subject to the exceptions described under "—Satisfaction and Discharge," all Mortgage Securities, including the Bonds, will be secured, equally and ratably, by the lien of the Mortgage, which constitutes, subject to Permitted Liens as described below, a first mortgage lien on substantially all of our real and tangible personal property located in Kentucky and used or to be used in connection with the generation, transmission and distribution of electricity and the storage, transportation and distribution of natural gas (other than property duly released from the lien of the Mortgage in accordance with the provisions thereof and other than Excepted Property, as described below). We sometimes refer to our property that is subject to the lien of the Mortgage as "Mortgaged Property."

        We may obtain the release of property from the lien of the Mortgage from time to time, upon the bases provided for such release in the Mortgage. See "—Release of Property."

        We may enter into supplemental indentures with the Trustee, without the consent of the Holders, in order to subject additional property (including property that would otherwise be excepted from such lien) to the lien of the Mortgage. (See Section 1401.) This property would constitute Property Additions and would be available as a basis for the issuance of Mortgage Securities. See "—Issuance of Additional Mortgage Securities."

        The Mortgage provides that after-acquired property (other than Excepted Property) will be subject to the lien of the Mortgage. (See Granting Clause Second.) However, in the case of consolidation or merger (whether or not we are the surviving company) or transfer of the Mortgaged Property as or substantially as an entirety, the Mortgage will not be required to be a lien upon any of the properties either owned or subsequently acquired by the successor company except properties acquired from us in or as a result of such transfer, as well as improvements, extensions and additions (as defined in the Mortgage) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. See Section 1303 and "—Consolidation, Merger and Conveyance of Assets as an Entirety."

        Excepted Property.    The lien of the Mortgage does not cover, among other things, the following types of property: property located outside of Kentucky and not specifically subjected or required to be subjected to the lien of the Mortgage; property not used by us in our electric generation, transmission and distribution business or our gas storage, transportation and distribution business; cash and securities not paid, deposited or held under the Mortgage or required so to be; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, revenues, accounts receivable, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of our business; fuel; tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric generation, transmission and distribution facilities or natural gas storage, transportation and distribution facilities; coal, ore, gas, oil and other minerals and timber rights; electric energy and capacity, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; real property and facilities used primarily for the production or gathering of natural gas; property which has been released from the lien of the Mortgage; and leasehold interests. We sometimes refer to our property not covered by the lien of the Mortgage as "Excepted Property." (See Granting Clauses.) Properties held by any of our subsidiaries, as well as properties leased from others, would not be subject to the lien of the Mortgage.

        Permitted Liens.    The lien of the Mortgage is subject to Permitted Liens described in the Mortgage. Such Permitted Liens include liens existing at the execution date of the Mortgage, purchase money liens and other liens placed or otherwise existing on property acquired by us after the execution date of the Mortgage at the time we acquire it, tax liens and other governmental charges which are not delinquent or which are being contested in good faith, mechanics', construction and materialmen's liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in, and defects of title to, our property, certain leases and leasehold interests, liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property and liens which have been bonded or for which other security arrangements have been made. (See Granting Clauses and Section 101.)

        The Mortgage also provides that the Trustee will have a lien, prior to the lien on behalf of the Holders of the Mortgage Securities, upon the Mortgaged Property as security for our payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 1107.) Any such lien would be a Permitted Lien under the Mortgage.

Issuance of Additional Mortgage Securities

        The maximum principal amount of Mortgage Securities that may be authenticated and delivered under the Mortgage is subject to the issuance restrictions described below; provided, however, that the maximum principal amount of Mortgage Securities outstanding at any one time shall not exceed One Quintillion Dollars ($1,000,000,000,000,000,000), which amount may be changed by supplemental indenture. (See Section 301.) Mortgage Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

  •
  66 2/3% of the Cost or Fair Value to the Company (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Mortgage Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

  •
  the aggregate principal amount of Retired Securities (as described below); or

  •
  an amount of cash deposited with the Trustee. (See Article Four.)

        Property Additions generally include any property which is owned by us and is subject to the lien of the Mortgage except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the acquisition or construction of which is properly chargeable to one of our operating expense accounts in accordance with U.S. generally accepted accounting principles. (See Section 104.)

        Retired Securities means, generally, Mortgage Securities which are no longer outstanding under the Mortgage, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Mortgage Securities, the release of property or the withdrawal of cash.

        We intend to issue the Bonds on the basis of Property Additions. At August 31, 2013 approximately $1.28 billion of Property Additions were available to us to be used as the basis for the authentication and delivery of Mortgage Securities (including the Bonds offered hereby). (See Article Four)

Release of Property

        Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which sixty-six and two-thirds percent (66 2/3%) of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

  •
  an amount equal to 66 2/3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Trustee;

  •
  an amount equal to 66 2/3% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

  •
  the aggregate principal amount of Mortgage Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

  •
  the aggregate principal amount of Mortgage Securities delivered to the Trustee (with such Mortgage Securities to be canceled by the Trustee);

  •
  any amount of cash and/or an amount equal to 66 2/3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released that is delivered to the trustee or other holder of a lien prior to the lien of the Mortgage, subject to certain limitations described in the Mortgage; and

  •
  any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

        (See Section 803.)

        As used in the Mortgage, the term "Purchase Money Lien" means, generally, a lien on the property being released which is retained by the transferor of such property or granted to one or more other Persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such Persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property (See Section 101.).

        Unless an Event of Default has occurred and is continuing, property which is not Funded Property may generally be released from the lien of the Mortgage without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 804.)

        The Mortgage provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 805, 807 and 808.)

        If we retain any interest in any property released from the lien of the Mortgage, the Mortgage will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 809.)

Withdrawal of Cash

        Unless an Event of Default has occurred and is continuing, and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of sixty-six and two-thirds percent (66 2/3%) of the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Mortgage Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Mortgage Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of Mortgage Securities in a manner and at a price approved by us or (b) the payment (or provision for payment) at stated maturity of any Mortgage Securities or the redemption (or provision for payment) of any Mortgage Securities which are redeemable (see Section 806); provided, however, that cash deposited with the Trustee as the basis for the authentication and delivery of Mortgage Securities may, in addition, be withdrawn in an amount not exceeding the aggregate principal amount of cash delivered to the Trustee for such purpose. (See Section 404.)

Events of Default

        An "Event of Default" occurs under the Mortgage if

  •
  we do not pay any interest on any Mortgage Securities within 30 days of the due date;

  •
  we do not pay principal or premium, if any, on any Mortgage Securities on the due date;

  •
  we remain in breach of any other covenant (excluding covenants specifically dealt with elsewhere in this section) in respect of any Mortgage Securities for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of outstanding Mortgage Securities; the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we initiate corrective action within such 90-day period and we are diligently pursuing such action to correct the default; or

  •
  we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur.

        (See Section 1001.)

Remedies

  Acceleration of Maturity

        If an Event of Default occurs and is continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Mortgage Securities may declare the principal amount of all of the Mortgage Securities to be due and payable immediately. (See Section 1002.)

  Rescission of Acceleration

        After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

  (i)
  we pay or deposit with the Trustee a sum sufficient to pay:

    •
    all overdue interest;

    •
    the principal of and premium, if any, which have become due otherwise than by such declaration of acceleration and interest thereon;

    •
    interest on overdue interest to the extent lawful; and

    •
    all amounts due to the Trustee under the Mortgage; and

  (ii)
  all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Mortgage.

        (See Section 1002.)

        For more information as to waiver of defaults, see "—Waiver of Default and of Compliance" below.

  Appointment of Receiver and Other Remedies

        Subject to the Mortgage, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to appoint a receiver of the

Mortgaged Property, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (See Section 1016.)

  Control by Holders; Limitations

        Subject to the Mortgage, if an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the outstanding Mortgage Securities will have the right to

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

  •
  exercise any trust or power conferred on the Trustee.

        The rights of Holders to make direction are subject to the following limitations:

  •
  the Holders' directions may not conflict with any law or the Mortgage; and

  •
  the Holders' directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

        The Trustee may also take any other action it deems proper which is not inconsistent with the Holders' direction. (See Sections 1012 and 1103.)

        In addition, the Mortgage provides that no Holder of any Mortgage Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage for the appointment of a receiver or for any other remedy thereunder unless

  •
  that Holder has previously given the Trustee written notice of a continuing Event of Default;

  •
  the Holders of 25% in aggregate principal amount of the outstanding Mortgage Securities have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with such request; and

  •
  for 60 days after receipt of such notice, request and offer of indemnity, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Mortgage Securities.

        Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 1007 and 1103.)

        However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 1008.)

  Notice of Default

        The Trustee is required to give the Holders of the Mortgage Securities notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified in the third bullet point under "—Events of Default" (regarding a breach of certain covenants continuing for 90 days after the receipt of a written notice of default), no such notice shall be given to such Holders until at least 60 days after the occurrence thereof. (See Section 1102.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

        We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Mortgage. (See Section 709.)

  Waiver of Default and of Compliance

        The Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities may waive, on behalf of the Holders of all outstanding Mortgage Securities, any past default under the Mortgage, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Mortgage that cannot be amended without the consent of the Holder of each outstanding Mortgage Security affected. (See Section 1013.)

        Compliance with certain covenants in the Mortgage or otherwise provided with respect to Mortgage Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Mortgage Securities, considered as one class. (See Section 710.)

Consolidation, Merger and Conveyance of Assets as an Entirety

        Subject to the provisions described below, we have agreed to preserve our corporate existence. (See Section 704.)

        We have agreed not to consolidate with or merge with or into any other entity or convey, transfer or lease the Mortgaged Property as or substantially as an entirety to any entity unless

  •
  the entity formed by such consolidation or into which we merge, or the entity which acquires or which leases the Mortgaged Property substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State or Territory thereof or the District of Columbia; and

  •
  expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and premium and interest on, all the outstanding Mortgage Securities and the performance of all of our covenants under the Mortgage; and

  •
  such entity confirms the lien of the Mortgage on the Mortgaged Property; and

  •
  in the case of a lease, such lease is made expressly subject to termination by (i) us or by the Trustee and (ii) the purchaser of the property so leased at any sale thereof, at any time during the continuance of an Event of Default; and

  •
  immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing.

        (See Section 1301.)

        In the case of the conveyance or other transfer of the Mortgaged Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the Mortgage and on the Mortgage Securities then outstanding unless we elect to waive such release and discharge. (See Section 1304.)

        The Mortgage does not prevent or restrict:

  •
  any consolidation or merger after the consummation of which we would be the surviving or resulting entity; or

  •
  any conveyance or other transfer, or lease, of any part of the Mortgaged Property which does not constitute the entirety or substantially the entirety thereof.

        If following a conveyance or other transfer, or lease, of any part of the Mortgaged Property, the Fair Value of the Mortgaged Property retained by the Company exceeds an amount equal to three-halves (3/2) of the aggregate principal amount of all outstanding Mortgage Securities, then the part of the Mortgaged Property so conveyed, transferred or leased shall be deemed not to constitute the entirety or substantially the entirety of the Mortgaged Property. This Fair Value will be determined within 90 days of the conveyance or transfer by an independent expert that we select and that is approved by the Trustee.

        (See Sections 1305 and 1306.)

Modification of Mortgage

        Without Holder Consent.    Without the consent of any Holders of Mortgage Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

  •
  to evidence the succession of another entity to us;

  •
  to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Mortgage Securities, or to surrender any right or power conferred upon us;

  •
  to correct or amplify the description of any property at any time subject to the lien of the Mortgage; or to better assure, convey and confirm unto the Trustee any property subject or required to be subjected to the lien of the Mortgage; or to subject to the lien of the Mortgage additional property (including property of others), to specify any additional Permitted Liens with respect to such additional property and to modify the provisions in the Mortgage for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property;

  •
  to add any additional Events of Default, which may be stated to remain in effect only so long as the Mortgage Securities of any one more particular series remains outstanding;

  •
  to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage that does not adversely affect the interests of the Holders in any material respect;

  •
  to establish the form or terms of any series or tranche of Mortgage Securities;

  •
  to provide for the issuance of bearer securities;

  •
  to evidence and provide for the acceptance of appointment of a successor Trustee or by a co-trustee or separate trustee;

  •
  to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Mortgage Securities;

  •
  to change any place or places where

  •
  we may pay principal, premium and interest,

  •
  Mortgage Securities may be surrendered for transfer or exchange, and

  •
  notices and demands to or upon us may be served;

  •
  to amend and restate the Mortgage as originally executed, and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interest of the Holders in any material respect;

  •
  to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect; or

  •
  to increase or decrease the maximum principal amount of Mortgage Securities that may be outstanding at any time.

        In addition, if the Trust Indenture Act is amended after the date of the Mortgage so as to require changes to the Mortgage or so as to permit changes to, or the elimination of, provisions which, at the date of the Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, the Mortgage will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

        (See Section 1401.)

        With Holder Consent.    Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Mortgage Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Mortgage pursuant to a supplemental indenture. However, if less than all of the series of outstanding Mortgage Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected series, considered as one class. Moreover, if the Mortgage Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Mortgage Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected tranches, considered as one class.

        However, no amendment or modification may, without the consent of the Holder of each outstanding Mortgage Security directly affected thereby,

  •
  change the stated maturity of the principal or interest on any Mortgage Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable (or the method of calculating such rates) or change the currency in which any Mortgage Security is payable, or impair the right to bring suit to enforce any payment;

  •
  create any lien (not otherwise permitted by the Mortgage) ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property, or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property (other than in accordance with the terms of the Mortgage), or deprive any Holder of the benefits of the security of the lien of the Mortgage;

  •
  reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum and voting under the Mortgage; or

  •
  modify certain of the provisions of the Mortgage relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to Mortgage Securities.

        A supplemental indenture which changes, modifies or eliminates any provision of the Mortgage expressly included solely for the benefit of Holders of Mortgage Securities of one or more particular series or tranches will be deemed not to affect the rights under the Mortgage of the Holders of Mortgage Securities of any other series or tranche.

        (See Section 1402.)

Satisfaction and Discharge

        Any Mortgage Securities or any portion thereof will be deemed to have been paid and no longer outstanding for purposes of the Mortgage and, at our election, our entire indebtedness with respect to those securities will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust:

  •
  money sufficient, or

  •
  in the case of a deposit made prior to the maturity of such Mortgage Securities, non-redeemable Eligible Obligations (as defined in the Mortgage) sufficient, or

  •
  a combination of the items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Mortgage Securities or portions of such Mortgage Securities on and prior to their maturity.

        (See Section 901.)

        Our right to cause our entire indebtedness in respect of the Mortgage Securities of any series to be deemed to be satisfied and discharged as described above will be subject to the satisfaction of any conditions specified in the instrument creating such series.

        The Mortgage will be deemed satisfied and discharged when no Mortgage Securities remain outstanding and when we have paid all other sums payable by us under the Mortgage. (See Section 902.)

        All moneys we pay to the Trustee or any Paying Agent on Bonds that remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the Holder of such Bond may look only to us for payment. (See Section 703.)

Duties of the Trustee; Resignation and Removal of the Trustee; Deemed Resignation

        The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the Mortgage at the request of any holder of Mortgage Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

        The Trustee may resign at any time by giving written notice to us.

        The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Mortgage Securities of any series.

        No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage.

        Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

        (See Section 1110.)

Evidence to be Furnished to the Trustee

        Compliance with Mortgage provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the Mortgage requires us to give to the Trustee, not less than annually, a brief statement as to our compliance with the conditions and covenants under the Mortgage.

Miscellaneous Provisions

        The Mortgage provides that certain Mortgage Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "—Satisfaction and Discharge" above, will not be deemed to be "outstanding" in determining whether the Holders of the requisite principal amount of the outstanding Mortgage Securities have given or taken any demand, direction, consent or other action under the Mortgage as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

        We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Mortgage Securities of any series entitled to give or take any demand, direction, consent or other action under the Mortgage, in the manner and subject to the limitations provided in the Mortgage. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Mortgage Securities, such action may be taken only by persons who are Holders of such Mortgage Securities on the record date. (See Section 107.)

Governing Law

        The Mortgage and the Mortgage Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York except where the Trust Indenture Act is applicable or where otherwise required by law. (See Section 115.) The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Kentucky law.

Regarding the Trustee

        The Trustee under the Mortgage is the Bank of New York Mellon ("BNYM"). In addition to acting as Trustee, BNYM also maintains various banking and trust relationships with us and some of our affiliates.

Book-Entry Only Issuance—The Depository Trust Company

        DTC will act as the initial securities depositary for the Bonds. The Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with the Trustee as custodian for DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants ("Direct Participants") and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules that apply to DTC and those using its system are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each actual purchaser ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased Bonds. Transfers of ownership interests on the Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

        To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts the Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Bonds unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Bonds are credited on the record date. We believe that these arrangements will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered Holder of the Bonds.

        Payments of principal and interest on the Bonds will be made to Cede & Co. (or such other nominee of DTC). DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the Trustee, on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee of DTC) is the responsibility of us or the Trustee. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

        A Beneficial Owner will not be entitled to receive physical delivery of the Bonds. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Bonds.

        DTC may discontinue providing its services as securities depositary with respect to the Bonds at any time by giving us or the Trustee reasonable notice. In the event no successor securities depositary is obtained, certificates for the Bonds will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

 UNDERWRITING

        LG&E and the underwriters have entered into an underwriting agreement with respect to the Bonds. Subject to certain conditions, each underwriter has severally, but not jointly, agreed to purchase the principal amount of Bonds indicated in the following table:

Underwriters	Principal Amount of Bonds
Citigroup Global Markets Inc.	$50,000,000
RBS Securities Inc.	50,000,000
SunTrust Robinson Humphrey, Inc.	50,000,000
U.S. Bancorp Investments, Inc.	50,000,000
BBVA Securities Inc.	12,500,000
BNY Mellon Capital Markets, LLC	12,500,000
Mizuho Securities USA Inc.	12,500,000
PNC Capital Markets LLC	12,500,000

Total	$250,000,000

        The underwriters are committed to take and pay for all of the Bonds being offered, if any are taken.

        Bonds sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Bonds sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of the Bonds. Any such securities dealers may resell any Bonds purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of the Bonds. If all the Bonds are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        The Bonds are a new issue of securities with no established trading market. LG&E has been advised by the underwriters that the underwriters intend to make a market in the Bonds as permitted by applicable laws and regulations. The underwriters are not obligated, however, to do so and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Bonds.

        In connection with the offering, the underwriters may purchase and sell Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Bonds. As a result, the price of the Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        It is expected that delivery of the Bonds will be made on or about the day specified on the cover page of this prospectus supplement, which will be the fifth business day (T+5) following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle within three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Bonds on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.

        LG&E estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $500,000.

        LG&E has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to LG&E and to persons and entities with relationships with LG&E, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters or their affiliates are agents or lenders under the credit or other borrowing facilities of LG&E and its affiliates.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of LG&E (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with LG&E. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

        The offering of the Bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

VALIDITY OF THE BONDS

        Pillsbury Winthrop Shaw Pittman LLP, New York, New York, and Dorothy E. O'Brien, Esq., Deputy General Counsel, Legal and Environmental Affairs of LG&E will pass upon the validity of the Bonds for LG&E. Davis Polk & Wardwell LLP, New York, New York, will pass upon the validity of the Bonds for the underwriters. However, all matters pertaining to the organization of LG&E and LG&E's title to its property and the liens of the Mortgage upon LG&E's properties will be passed upon only by Ms. O'Brien and Frost & Brown Todd LLC, Louisville, Kentucky. As to matters involving the law of the Commonwealth of Kentucky, Pillsbury Winthrop Shaw Pittman LLP and Davis Polk & Wardwell LLP will rely on the opinion of Ms. O'Brien, Frost & Brown Todd LLC and Stoll Keenon Ogden PLLC, Louisville, Kentucky.

PROSPECTUS	PPL Corporation PPL Capital Funding, Inc. PPL Energy Supply, LLC PPL Electric Utilities Corporation Two North Ninth Street Allentown, Pennsylvania 18101-1179 (610) 774-5151
LG&E and KU Energy LLC Louisville Gas and Electric Company 220 West Main Street Louisville, Kentucky 40202 (502) 627-2000
Kentucky Utilities Company One Quality Street Lexington, Kentucky 40507 (502) 627-2000

PPL Corporation
Common Stock, Preferred Stock,
Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.
Debt Securities and Subordinated Debt Securities
Guaranteed by PPL Corporation as described in a supplement to this prospectus

PPL Energy Supply, LLC
Debt Securities, Subordinated Debt Securities and Preferred Securities

PPL Electric Utilities Corporation
Preferred Stock, Preference Stock, Depositary Shares and Debt Securities

LG&E and KU Energy LLC
Debt Securities

Louisville Gas and Electric Company
Debt Securities

Kentucky Utilities Company
Debt Securities

        We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

        We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

        Investing in the securities involves certain risks. See "Risk Factors" on page 4.

        PPL Corporation's common stock is listed on the New York Stock Exchange and trades under the symbol "PPL."

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2012.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. ("PPL Capital Funding"), PPL Energy Supply, LLC ("PPL Energy Supply"), PPL Electric Utilities Corporation ("PPL Electric"), LG&E and KU Energy LLC ("LKE"), Louisville Gas and Electric Company ("LG&E") and Kentucky Utilities Company ("KU") have each filed with the Securities and Exchange Commission, or SEC, using the "shelf" registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

        We may use this prospectus to offer from time to time:

  •
  shares of PPL Corporation Common Stock, par value $.01 per share ("PPL Common Stock");

  •
  shares of PPL Corporation Preferred Stock, par value $.01 per share ("PPL Preferred Stock");

  •
  contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock ("PPL Stock Purchase Contracts");

  •
  stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders' obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts ("PPL Stock Purchase Units");

  •
  PPL Corporation's Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

  •
  PPL Capital Funding's unsecured and unsubordinated debt securities ("PPL Capital Funding Debt Securities");

  •
  PPL Capital Funding's unsecured and subordinated debt securities ("PPL Capital Funding Subordinated Debt Securities");

  •
  PPL Energy Supply's unsecured and unsubordinated debt securities;

  •
  PPL Energy Supply's unsecured and subordinated debt securities;

  •
  PPL Energy Supply's preferred limited liability company membership interests;

  •
  PPL Electric's Series Preferred Stock ("PPL Electric Preferred Stock");

  •
  PPL Electric's Preference Stock ("PPL Electric Preference Stock");

  •
  PPL Electric's Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Electric Preferred Stock or PPL Electric Preference Stock;

  •
  PPL Electric's First Mortgage Bonds issued under PPL Electric's 2001 indenture, as amended and supplemented ("PPL Electric First Mortgage Bonds"), which will be secured by the lien of the 2001 indenture on PPL Electric's electric distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement);

  •
  LKE's unsecured and unsubordinated debt securities;

  •
  LG&E's First Mortgage Bonds issued under LG&E's 2010 indenture, as amended and supplemented ("LG&E First Mortgage Bonds"), which will be secured by the lien of the 2010 indenture on LG&E's

    Kentucky electric generation, transmission and distribution properties and natural gas distribution properties (subject to certain exceptions to be described in a prospectus supplement); and

  •
  KU's First Mortgage Bonds issued under KU's 2010 indenture, as amended and supplemented ("KU First Mortgage Bonds"), which will be secured by the lien of the 2010 indenture on KU's Kentucky electric generation, transmission and distribution properties (subject to certain exceptions to be described in a prospectus supplement).

        We sometimes refer to the securities listed above collectively as the "Securities."

        PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation's guarantees of PPL Capital Funding Debt Securities as "PPL Guarantees" and PPL Corporation's guarantees of PPL Capital Funding Subordinated Debt Securities as the "PPL Subordinated Guarantees."

        Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding's Securities is also attributed to PPL Corporation.

        As used in this prospectus, the terms "we," "our" and "us" generally refer to:

  •
  PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

  •
  PPL Energy Supply with respect to Securities issued by PPL Energy Supply;

  •
  PPL Electric, with respect to Securities issued by PPL Electric;

  •
  LKE, with respect to Securities issued by LKE;

  •
  LG&E, with respect to Securities issued by LG&E; and

  •
  KU, with respect to Securities issued by KU.

        For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

        Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU, as applicable, for the year ended December 31, 2011, and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

 FORWARD-LOOKING INFORMATION

        Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact are "forward-looking statements" within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the "Risk Factors" section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward- looking statements:

  •
  fuel supply cost and availability;

  •
  continuing ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU, and natural gas supply costs at LG&E;

  •
  weather conditions affecting generation, customer energy use and operating costs;

  •
  operation, availability and operating costs of existing generation facilities;

  •
  the length of scheduled and unscheduled outages at our generating facilities;

  •
  transmission and distribution system conditions and operating costs;

  •
  potential expansion of alternative sources of electricity generation;

  •
  potential laws or regulations to reduce emissions of "greenhouse" gases or the physical effects of climate change;

  •
  collective labor bargaining negotiations;

  •
  the outcome of litigation against us;

  •
  potential effects of threatened or actual terrorism, war or other hostilities, or natural disasters;

  •
  our commitments and liabilities;

  •
  market demand and prices for energy, capacity, transmission services, emission allowances, renewable energy credits and delivered fuel;

  •
  competition in retail and wholesale power and natural gas markets;

  •
  liquidity of wholesale power markets;

  •
  defaults by counterparties under energy, fuel or other power product contracts;

  •
  market prices of commodity inputs for ongoing capital expenditures;

  •
  capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

  •
  stock price performance of PPL Corporation;

  •
  volatility in the fair value of debt and equity securities and its impact on the value of assets in PPL Susquehanna's nuclear plant decommissioning trust funds and in defined benefit plans, and the potential cash funding requirements if fair value declines;

  •
  interest rates and their effect on pension, retiree medical, and nuclear decommissioning liabilities, and interest payable on certain debt securities;

  •
  volatility in or the impact of other changes in financial or commodity markets and economic conditions;

  •
  profitability and liquidity, including access to capital markets and credit facilities;

  •
  new accounting requirements or new interpretations or applications of existing requirements;

  •
  changes in securities and credit ratings;

  •
  foreign currency exchange rates;

  •
  current and future environmental conditions, regulations and other requirements and the related costs of compliance, including environmental capital expenditures, emission allowance costs and other expenses;

  •
  legal, regulatory, political, market or other reactions to the 2011 incident at the nuclear generating facility at Fukushima, Japan, including additional Nuclear Regulatory Commission requirements;

  •
  political, regulatory or economic conditions in states, regions or countries where we conduct business;

  •
  receipt of necessary governmental permits, approvals and rate relief;

  •
  new state, federal or foreign legislation, including new tax, environmental, healthcare or pension- related legislation;

  •
  state, federal and foreign regulatory developments;

  •
  the outcome of any rate cases by our regulated utilities;

  •
  the impact of any state, federal or foreign investigations applicable to us and the energy industry;

  •
  the effect of any business or industry restructuring;

  •
  development of new projects, markets and technologies;

  •
  performance of new ventures; and

  •
  business dispositions or acquisitions and our ability to successfully operate such acquired businesses and realize expected benefits from business acquisitions.

        Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

        New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by applicable law, we undertake no obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

        PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is an energy and utility holding company. Through its subsidiaries, PPL Corporation generates electricity from power plants in the northeastern, northwestern and southeastern United States; markets wholesale or retail energy primarily in the northeastern and northwestern portions of the United States; and delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the United Kingdom, and natural gas to customers in Kentucky.

        PPL Corporation's principal subsidiaries are shown below:

        PPL Corporation conducts its operations through the following segments:

  Supply

        PPL Corporation, through its indirect, wholly owned subsidiaries, PPL Generation, LLC ("PPL Generation") and PPL EnergyPlus, LLC ("PPL EnergyPlus") owns and operates electricity generating power plants, markets and trades this electricity and other purchased power to competitive wholesale and retail markets and acquires and develops competitive domestic generation projects. Both of these subsidiaries are direct, wholly owned subsidiaries of PPL Energy Supply. See "PPL Energy Supply, LLC" below for more information.

  Pennsylvania Regulated

        PPL Corporation's Pennsylvania Regulated segment includes the regulated electric delivery operations of PPL Electric. As of December 31, 2011, PPL Electric delivered electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See "PPL Electric Utilities Corporation" below for more information.

  Kentucky Regulated

        The Kentucky Regulated segment consists of the operations of LKE, which owns and operates regulated public utilities engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas, representing primarily the activities of LG&E and KU. As of December 31, 2011, LG&E provided electric service to approximately 394,000 customers and provided natural gas service to approximately 319,000 customers in Kentucky, and KU delivered electricity to approximately 541,000 customers in Kentucky and Virginia. See "Louisville Gas and Electric Company" and "Kentucky Utilities Company," respectively, for more information.

  International Regulated

        The International Regulated segment consists primarily of electric distribution operations in the United Kingdom. Through its subsidiaries, as of December 31, 2011, PPL Global delivered electricity to approximately 7.8 million end-users in the United Kingdom. PPL Global is a wholly owned, indirect subsidiary of PPL Corporation.

        PPL Corporation's subsidiaries, including PPL Energy Supply, PPL Electric, LKE, LG&E and KU, are separate legal entities and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). None of PPL Energy Supply, PPL Electric, LKE, LG&E or KU will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

        PPL Capital Funding is a Delaware corporation and a wholly owned subsidiary of PPL Corporation. PPL Capital Funding's primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ENERGY SUPPLY, LLC

        PPL Energy Supply, formed in 2000 and headquartered in Allentown, Pennsylvania, is an energy company engaged through its subsidiaries in the generation and marketing of electricity, primarily in the northeastern and northwestern power markets of the United States. PPL Energy Supply's major operating subsidiaries are PPL Generation and PPL Energy Plus. PPL Energy Supply is an indirect wholly owned subsidiary of PPL Corporation. See "PPL Corporation" above for more information.

  PPL Generation and PPL EnergyPlus

        At December 31, 2011, PPL Energy Supply owned or controlled, through its subsidiaries, 10,508 MW of electric power generation capacity and was implementing capital projects at certain of its existing generation facilities in Pennsylvania and Montana to provide 191 MW of additional generating capacity by the end of 2013. Generating capacity controlled by PPL Generation and other PPL Energy Supply subsidiaries includes power obtained through PPL EnergyPlus' tolling or power purchase agreements.

        PPL Generation owns and operates a portfolio of competitive domestic power generating assets. Its power plants are located in Pennsylvania and Montana and are fueled by coal, uranium, natural gas, oil and water. The electricity from these plants is sold to PPL Energy Plus under FERC-jurisdictional power purchase agreements.

        PPL Energy Plus sells electricity produced by PPL Generation subsidiaries, participates in wholesale market load-following auctions, and markets various energy products and commodities such as: capacity, transmission, financial transmission rights, coal, natural gas, oil, uranium, emission allowances, renewable energy credits and other commodities in competitive wholesale and competitive retail markets, primarily in the northeastern and northwestern United States.

        PPL Energy Plus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

        Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Energy Supply pursuant to this prospectus.

 PPL ELECTRIC UTILITIES CORPORATION

        PPL Electric, incorporated in 1920 and headquartered in Allentown, Pennsylvania, is a direct subsidiary of PPL Corporation and a regulated public utility. As of December 31, 2011, PPL Electric delivered electricity to approximately 1.4 million customers in eastern and central Pennsylvania. PPL Electric also provides electricity supply as a "provider of last resort," or "PLR," to retail customers in that territory that do not choose an alternative electricity provider.

        Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Electric pursuant to this prospectus.

 LG&E AND KU ENERGY LLC

        LKE, a holding company formed in 2003, is a wholly owned subsidiary of PPL Corporation. LKE's regulated utility operations are conducted through its subsidiaries, LG&E and KU, which constitute substantially all of LKE's assets. LG&E and KU are regulated public utilities engaged in the generation, transmission, distribution and sale of electric energy. LG&E also engages in the distribution and sale of natural gas. LG&E and KU maintain their separate identities and serve customers in Kentucky under their respective names. KU also serves customers in Virginia under the Old Dominion Power name and customers in Tennessee under the KU name.

        See "Louisville Gas and Electric Company" and "Kentucky Utilities Company" below for additional information about LG&E and KU.

        Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LKE pursuant to this prospectus.

 LOUISVILLE GAS AND ELECTRIC COMPANY

        LG&E, headquartered in Louisville, Kentucky and incorporated in Kentucky in 1913, is a regulated utility engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas in Kentucky. At December 31, 2011, LG&E owned or controlled 3,352 MW of electric power generation capacity. Subject to certain regulatory approvals, LG&E is planning capital projects at certain of its existing generation facilities to provide 483 MW of additional generating capacity by 2016. LG&E also anticipates retiring 563 MW of generating capacity by the end of 2015 to meet certain environmental regulations. As of December 31, 2011, LG&E provided electric service to approximately 394,000 customers in Louisville and adjacent areas in Kentucky, covering approximately 700 square miles in nine counties. As of December 31, 2011, LG&E provided natural gas service to approximately 319,000 customers in its electric service area and seven additional counties in Kentucky.

        Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LG&E pursuant to this prospectus.

 KENTUCKY UTILITIES COMPANY

        KU, headquartered in Lexington, Kentucky and incorporated in Kentucky in 1912 and Virginia in 1991, is a regulated utility engaged in the generation, transmission, distribution and sale of electricity in Kentucky, Virginia and Tennessee. At December 31, 2011, KU owned or controlled 4,833 MW of electric power generation capacity. Subject to certain regulatory approvals, KU is planning capital projects at certain of its existing generation facilities to provide 652 MW of additional generating capacity by 2016. KU also anticipates retiring 234 MW of generating capacity by the end of 2015 to meet certain environmental regulations. As of December 31, 2011, KU provided electric service to approximately 512,000 customers in 77 counties in central, southeastern and western Kentucky and approximately 29,000 customers in five counties in southwestern Virginia. As of December 31, 2011, KU's service area covered approximately 4,800 non-contiguous square miles. KU also sells wholesale electric energy to 12 municipalities in Kentucky. In Virginia, KU operates under the name Old Dominion Power Company.

        Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by KU pursuant to this prospectus.

        The offices of PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610) 774-5151).

        The offices of LKE and LG&E are located at 220 West Main Street, Louisville, Kentucky 40202 (Telephone number (502) 627-2000).

        The offices of Kentucky Utilities Company are located at One Quality Street, Lexington, Kentucky 40507 (Telephone number (502) 627-2000).

        The information above concerning PPL Corporation, PPL Capital Funding, PPL Energy Supply, PPL Electric, LKE, LG&E and KU and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in "Where You Can Find More Information."

 USE OF PROCEEDS

        Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries, and PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Energy Supply, PPL Electric, LKE, LG&E and KU is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt, and for capital expenditures related to construction costs.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

        The following table sets forth PPL Corporation's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.1	2.7	1.9	3.1	2.8
(a)
See PPL Corporation's reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as described under "Where You Can Find More Information" for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

PPL Energy Supply

        The following table sets forth PPL Energy Supply's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends for the periods indicated:

	Twelve Months Ended December 31,
	2011	2010	2009		2008	2007
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred securities dividends (a)	5.5	2.7	0.6	(b)	2.2	2.3
(a)
See PPL Energy Supply's reports on file with the SEC pursuant to the Exchange Act as described under "Where You Can Find More Information" for more information. PPL Energy Supply had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred securities dividends is the same as the ratio of earnings to fixed charges.
(b)
Upon reflecting the reclassification of PPL Global's operating results as Discontinued Operations, earnings were less than fixed charges for this period. See PPL Energy Supply's reports on file with the SEC pursuant to the Exchange Act for additional information. The total amount of fixed charges for this period was approximately $364 million and the total amount of earnings was approximately $206 million. The amount of the deficiency, or the amount of fixed charges in excess of earnings, was approximately $158 million.

PPL Electric

        The following table sets forth PPL Electric's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (a)	3.4	2.9	2.8	3.4	2.7
Ratio of earnings to combined fixed charges and preferred stock dividends (a)	2.9	2.4	2.3	2.8	2.3
(a)
See PPL Electric's reports on file with the SEC pursuant to the Exchange Act as described under "Where You Can Find More Information" for more information.

LKE

        The following table sets forth LKE's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation's acquisition of LKE on November 1, 2010, and is labeled as Predecessor or Successor.

			Predecessor
	Successor
				Twelve Months Ended Dec. 31
	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010
			10 Months Ended Oct. 31, 2010
				2009	2008	2007
Ratio of earnings to fixed charges (a)	3.7	3.9	2.7	2.3	2.5	2.9
(a)
See LKE's reports on file with the SEC pursuant to the Exchange Act as described under "Where You Can Find More Information" for more information.

LG&E

        The following table sets forth LG&E's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation's acquisition of LKE, LG&E's parent, on November 1, 2010, and is labeled as Predecessor or Successor.

			Predecessor
	Successor			Twelve Months Ended Dec. 31
	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010
				2009	2008	2007
Ratio of earnings to fixed charges (a)	5.2	4.8	4.7	3.7	3.8	4.4
(a)
See LG&E's reports on file with the SEC pursuant to the Exchange Act as described under "Where You Can Find More Information" for more information.

KU

        The following table sets forth KU's ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. The following table includes the periods before and after PPL Corporation's acquisition of LKE, KU's parent, on November 1, 2010, and is labeled as Predecessor or Successor.

			Predecessor
	Successor			Twelve Months Ended Dec. 31
	12 Months Ended Dec. 31, 2011	2 Months Ended Dec. 31, 2010	10 Months Ended Oct. 31, 2010
				2009	2008	2007
Ratio of earnings to fixed charges (a)	4.8	6.0	4.0	3.7	3.9	5.1
(a)
See KU's reports on file with the SEC pursuant to the Exchange Act as described under "Where You Can Find More Information" for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        PPL Corporation's Internet Web site is www.pplweb.com. On the Investor Center page of that Web site PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation's Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation's, PPL Energy Supply's, PPL Electric's, LKE's, LG&E's and KU's filings are available at the SEC's Internet Web site (www.sec.gov).

        In addition, reports, proxy statements and other information concerning PPL Corporation, PPL Energy Supply and PPL Electric can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179; reports and other information concerning LKE and LG&E can be inspected at their offices at 220 West Main Street, Louisville, Kentucky 40202, and reports and other information concerning KU can be inspected at its office at One Quality Street, Lexington, Kentucky 40507.

Incorporation by Reference

        Each of PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU will "incorporate by reference" information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011
PPL Corporation's 2011 Notice of Annual Meeting and Proxy Statement	Filed on April 6, 2011
Current Reports on Form 8-K	Filed on January 18, 2012, January 31, 2012, February 1, 2012, February 27, 2012, February 29, 2012, March 27, 2012 and March 28, 2012
PPL Corporation's Registration Statement on Form 8-B	Filed on April 27, 1995

PPL Energy Supply

SEC Filings (File No. 1-32944)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011
Current Reports on Form 8-K	Filed on February 27, 2012 and February 29, 2012

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011
Current Reports on Form 8-K	Filed on February 29, 2012

LKE

SEC Filings (File No. 333-173665)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011

LG&E

SEC Filings (File No. 1-2893)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011

KU

SEC Filings (File No. 1-3464)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2011

        Additional documents that PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E or KU file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E or KU files or discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that have been furnished or may from time to time be furnished with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

        Each of PPL Corporation, PPL Energy Supply, PPL Electric, LKE, LG&E and KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

For PPL Corporation, PPL Energy Supply and PPL Electric:
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Treasurer
Telephone: 1-800-345-3085

For LKE and LG&E:
220 West Main Street
Louisville, Kentucky 40202
Attention: Treasurer
Telephone: 1-800-345-3085

For KU:
One Quality Street
Lexington, Kentucky 40507
Attention: Treasurer
Telephone: 1-800-345-3085

        No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See "PPL Capital Funding." PPL Capital Funding has received a "no action" letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file those reports.

EXPERTS

        The consolidated financial statements of PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation appearing in such companies' Annual Reports (Form 10-K) for the year ended December 31, 2011 including schedules appearing therein, and the effectiveness of PPL Corporation's internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon included therein, and incorporated herein by reference which, as to the year 2010, are based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The audited historical financial statements of Central Networks (collectively Central Networks East plc, Central Networks Limited and certain other related assets and liabilities) included in PPL Corporation's Current Report on Form 8-K dated March 27, 2012 have been incorporated herein by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of LG&E and KU Energy LLC and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company appearing in such companies' Annual Reports (Form 10-K) for the year ended December 31, 2011 including schedules appearing therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of LG&E and KU Energy LLC and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company as of December 31, 2010 and for the periods from January 1, 2010 to October 31, 2010, and November 1, 2010 to December 1, 2010, and for the year ended December 31, 2009 incorporated herein by reference have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

        Dewey & LeBoeuf LLP, New York, New York or Simpson Thacher & Bartlett LLP, New York, New York and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding, PPL Energy Supply and PPL Electric. Dewey & LeBoeuf LLP and John P. Fendig, Esq. of LG&E and KU Energy LLC will pass upon the validity of any LKE, LG&E and KU Securities for those issuers. Sullivan & Cromwell LLP, New York, New York or Davis Polk & Wardwell LLP, New York, New York will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Dewey & LeBoeuf LLP, Simpson Thacher & Bartlett LLP, Sullivan & Cromwell LLP and Davis Polk & Wardwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania and on the opinion of Mr. Fendig as to matters involving the laws of the Commonwealths of Kentucky and Virginia and the State of Tennessee.